EXHIBIT 10.67

UPTICK CAPITAL LLC. CONSULTING AGREEMENT

July 27th, 2016

Cool Technologies Inc. (WARM) (the “Company”)

On behalf of Uptick Capital LLC. (“Uptick”), we look forward to working with you as an outside business consultant. The purpose of this letter (the “Agreement”) is to set forth the terms and conditions under which Uptick agrees to serve the Company as an outside business consultant.

1.	Services. Uptick shall use its best efforts to perform the following services in a timely manner: (a) become familiar with the business and operations of the Company and review and analyze the Company’s formal and informal strategic, marketing, financial and business plans and (b) advise the Company in strategic planning matters and assist in the implementation of short- and long-term strategic planning initiatives to enhance and accelerate the commercialization of the Company’s business objectives. (c) Make strategic introductions in the financial community on a best efforts basis.

2.	Term. The term of this Agreement shall commence on the date hereof and shall continue until the date that is three (3) months from the date set forth above (the “Initial Term”). Unless either party has advised the other party with written notice by the date that is fifteen days prior to the last day of the Initial Term or, if applicable, the Renewal Term (as hereinafter defined), of such party’s intent that this Agreement terminate immediately upon expiration of such term, then this Agreement shall be extended for subsequent three-month terms (each, a “Renewal Term”).

3.	Consideration. For the valuable advice and services to be provided by Uptick to the Company under this Agreement, The Company shall issue to Uptick $25,000 worth of restricted common shares priced at the 3-day average closing price per share beginning on the date all share reserves required by the outstanding convertible debentures have been made available to the Company treasury. The amount of shares to be issued to Uptick for each of the subsequent months shall be $25,000 worth of restricted common stock shares priced at the 3-day average closing price of the prior month (throughout the remainder of the Initial Term and every Renewal Term) until this Agreement is properly terminated (each a “Payment Date”). The shares to be issued to Uptick under this Agreement shall be considered fully earned, fully paid, non-assessable, non-refundable and beneficially owned by Uptick as of the date in which the Company is required to issue such shares under this Agreement.

4.	Representations and Warranties. The Company represents and warrants to Uptick that the statements contained in this paragraph 4 are correct and complete as of the Effective Date:

(a) The Company is a corporation duly organized, validly existing and active under the laws of the State of its incorporation.

(b) The Company has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein.

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(c) The Company is a publicly-held company subject to reporting obligations pursuant to Sections 15 and 13 of the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the provisions of the Exchange Act, the Company has timely filed all reports and other materials required to be filed by the Company thereunder with the SEC during the preceding twelve months. The Company is not a “shell” company, as such term is defined in Rule 405, or if at one time a shell company, has ceased being a shell, notified the Securities and Exchange Commission (“SEC”) that it is no longer a shell company, filed information similar to that contained in a Form 10 registration statement with the SEC, and filed its Required Reports with the SEC for twelve (12) months thereafter, as more fully set forth in Rule 144(i)(2). The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

5.	Expenses. In addition to the consideration set forth in paragraph 3, the Company shall reimburse Uptick and its affiliates, upon request, for all reasonable out-of-pocket expenses incurred in connection with the performance by Uptick of its obligations under this Agreement. Out-of-pocket expenses may include necessary out-of-town travel agreed to by the Company (including meals and lodging), database services, courier charges, and fees and expenses of third parties such as legal counsel, etc. The Company shall approve all such expenses in advance.

6.	Indemnity. The Company agrees to indemnify, defend, and hold harmless Uptick and its affiliates, directors, officers, counsel, employees, agents, members, managers, successors, assigns, and controlling persons (as defined in the Act) (each, an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, “Indemnifiable Losses”) to which any Indemnified Party may become subject or liable relating to or arising out of (a) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys’ fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct. If for any reason, except as specifically provided herein, the foregoing indemnity for Indemnifiable Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of Uptick, on the other hand.

7.	Opinion. The Company agrees that, at the request of Uptick from time to time, at the Uptick’s expense, counsel selected by Uptick shall issue an opinion within Three (3) days of Uptick’s request therefor, the form and substance of which shall be reasonably satisfactory to the Company’s transfer agent, to the effect that the restrictive legend may be removed from the Shares in accordance with Rule 144 of the United States Securities Act of 1933, as amended (the “Securities Act”) and other applicable securities laws.

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8.	Legal Matters. This Agreement shall be interpreted under and governed by the laws of the State of New York. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

9.	Disclosure

The Company shall disclose all issuances of common stock to Consultant under this Agreement, in the Company’s quarterly report, annual report, or other applicable filings with the SEC, for the period in which such respective issuance was made.

10.	Additional Company Representations. The Company acknowledges that Uptick has advised the Company that Uptick is not a licensed securities broker-dealer and, accordingly, Uptick is not required under this Agreement or any other agreement, whether verbal or in writing, to sell securities on behalf of the Company or any issuer affiliated with the Company. Moreover, the Company acknowledges that (a) Uptick does not intend to participate in the negotiation of transactions to raise capital for the Company, (b) Uptick does not intend to directly solicit purchasers of the Company's common stock, (c) Uptick will not hold any funds or securities in a capital raising transaction, and (d) the compensation due to Uptick is not based on a specified percentage of any actual or proposed funds raised. The Company acknowledges that Uptick has informed it that neither Uptick nor any of its members or employees provides any legal advice or counsel. The duties of Uptick shall not include auditing, valuation, accounting, computer network design or appraisal services, all of which shall be procured by the Company at its own expense.

11.	Independent Contractor. Uptick is an independent contractor and may engage in other business activities. Since Uptick is an independent contractor, nothing in this Agreement shall be interpreted to constitute that Uptick is an agent, employee, or partner of the Company, nor shall either party have any authority to bind the other.

12.	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties. There are no side agreements, whether verbally or in writing, between the Company and Uptick.

13.	Confidentiality. The parties agree that the terms and conditions of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement.

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If the foregoing is acceptable to you, please execute this Agreement in the place provided below.

Very Truly Yours,

Uptick Capital, LLC

By:	/s/ Simeon Wohlberg
Name:	Simeon Wohlberg
Title:	President

ACCEPTED AND AGREED

By	/s/ Timothy Hassett
Name:	Timothy Hassett
Title:	Chairman and CEO

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